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TD BANK FINANCIAL GROUP
Q1 2007 EARNINGS CONFERENCE CALL
THURSDAY FEBRUARY 22, 2007
DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TORONTO-DOMINION BANK’S (“TD” or the “Bank”) Q1 2007 EARNINGS CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION

From time to time, the Bank makes written and oral forward-looking statements, including in this report, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities legislation. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets for 2007 and beyond and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. The economic assumptions for 2007 for each of the business segments are set out in the 2006 Annual Report under the headings “Economic Outlook” and “Business Outlook and Focus for 2007”. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require the Bank to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: credit, market, liquidity, interest rate, operational, reputational, insurance, strategic, foreign exchange, regulatory, legal and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including the Bank’s 2006 Annual Report; general business and economic conditions in Canada, the U.S. and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the development and introduction of new products and services in markets; developing new distribution channels and realizing increased revenue from these channels; the Bank’s ability to execute its integration, growth and acquisition strategies, including those of its subsidiaries, particularly in the U.S.; the ability to obtain the approval of TD Banknorth Inc. (“TD Banknorth”) stockholders, or any required governmental approvals, of the proposed merger between TD Banknorth and a wholly owned subsidiary of the Bank and the ability to satisfy other conditions to such transaction on the proposed terms and schedule; the impact of the factors enumerated above on TD Banknorth’s financial results, businesses, financial condition or liquidity; changes in accounting policies and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; the failure of third parties to comply with their obligations to the Bank or its affiliates as such obligations relate to the handling of personal information; technological changes; the use of new technologies in unprecedented ways to defraud the Bank or its customers; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the U.S. securities litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communication, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute the Bank’s strategies. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect the Bank’s results. For more information, see the discussion starting on page 56 of the Bank’s 2006 Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward looking statements can be found in the 2006 Annual Report on Form 40-F for TD Bank Financial Group and the 2005

Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
ADDITIONAL INFORMATION

In connection with the proposed merger between TD Banknorth and a wholly-owned subsidiary of The Toronto-Dominion Bank, TD Banknorth filed a revised preliminary proxy statement with the Securities and Exchange Commission on February 13, 2007. TD Banknorth will also file a definitive proxy statement with the Securities and Exchange Commission in connection with the proposed merger. Stockholders of TD Banknorth are urged to read the definitive proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the definitive proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its 2007 annual meeting, which was filed with the Securities and Exchange Commission on February 23, 2007. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the revised preliminary proxy statement and Amendment No.1 to the Schedule 13E-3 transaction statement filed with the Securities and Exchange Commission on February 13, 2007.
CORPORATE PARTICIPANTS

Ed Clark	President & CEO, TD Bank Financial Group
Colleen Johnston	EVP & CFO, TD Bank Financial Group
Bob Dorrance	Chairman & CEO, TD Securities
Tim Hockey	Co-Chair, TD Canada Trust
Bernie Dorval	Co-Chair, TD Canada Trust
Bill Hatanaka	Chairman & CEO, TD Wealth Management
Mark Chauvin	EVP & Chief Risk Officer
CONFERENCE CALL PARTICIPANTS

Michael Goldberg	Desjardins Securities — Analyst
Darko Mihelic	CIBC World Market— Analyst
Ian DeVerteuil	BMO Nesbitt Burns — Analyst
Mario Mendonca	Genuity Capital Markets — Analyst
Jim Bantis	Credit Suisse First Boston — Analyst
Brad Smith	Blackmont Capital — Analyst
Shannon Cowherd	Citigroup — Analyst
Andre Hardy	Merrill Lynch — Analyst

PRESENTATION

Colleen Johnston — Toronto Dominion Bank — CFO
Slides 1& 2
Good afternoon and welcome to TD Bank’s first quarter 2007 investor presentation. I am Colleen Johnston, and I’m the CFO of the bank. We will begin today’s presentation with strategic remarks from Ed Clark, the bank CEO, after which I will present the bank’s first quarter operating performance. We will then entertain questions from those present as well as pre-qualified analysts and investors on the phone. Also present today to answer your questions are Bob Dorrance, Chairman and CEO of TD Securities, Tim Hockey and Bernie Dorval, cochairs of TD Canada Trust, Bill Hatanaka, Chairman and CEO of TD Waterhouse, and Mark Chauvin, Chief Risk Officer.
I know that this presentation contains forward-looking statements and actual results could differ materially from what is discussed. Certain material factors or assumptions were applied in making these statements. For additional information, we refer to you our annual report. This document includes a description of factors that could cause actual results to differ and can be found on our website at TD.com. Ed, over to you.

Ed Clark — Toronto — Dominion Bank — CEO
Thanks, Colleen, and thank you for joining us this afternoon. As Colleen indicates, she is going to give you the details of the quarter, but what I would like to do, is share my perspective on where we are today and why we feel pretty optimistic about the future. Obviously it was out an outstanding quarter for us. All of our businesses made an excellent contribution, and it does feel good to start off the year with this kind of performance. We delivered adjusted earnings per share growth of 20%, and as you know, our longer-term goal is EPS growth of 7% to 10%. But it is clear over the last couple of years we’ve been able to grow earnings and dividends by more than that. Our confidence in our earnings is reflected in today’s announcement of a $0.05 or 10% increase in our quarterly dividend. This underscores our philosophy, to out perform on dividends you should out perform on earnings. Next quarter our dividend rate will be 20% higher than it was in the same quarter in 2006, which is in line with our year-over-year earnings growth.
We posted record earnings again in our Canadian personal and commercial banks and wealth management in Canada up 15% year-over-year. [sic — see press release] In TDCT it is a remarkable story that our business has managed to continue to have its 11% revenue growth coupled with a continuing 3% gap over expense growth, earnings grew 14%. Today in wealth management also continues to have a remarkable story. Rapid revenue growth, continuing investment in the future, and 16% profit growth. We continue to have a view that as the year progresses there will be a slowdown in revenue growth. With that in mind, all of our businesses are managing expense growth in line with that assumption while ensuring ongoing investments in customer-facing areas. We’re definitely not letting up on those investments where we’re making investments for the future. This quarter we added more client-facing advisors in wealth, more commercial bankers and small business advisors, more sales staff in merchant services and we opened up more new branches.
Turning to wholesale, they delivered a very strong results in the first quarter. This was wholesale’s second strongest quarter in terms of trading revenue out of the last ten quarters. In addition, the strength we’re building in TD Securities domestic core businesses is becoming more and more evident. We continue to focus on our goal of being a top three dealer in Canada. We’re very pleased with wholesale’s strong start to the year, but we clearly recognize that the first quarter has historically the wholesale’s strongest quarter. We expect this year to be no exception. In terms of our U.S. operations, TD Ameritrade delivered its best quarter ever and contributed $64 million in the first quarter to TD’s bottom line. And as you heard from Joe Moglia on his earnings call, TD Ameritrade remains focused on growing assets through each of its client segments while executing this year on the smooth integration of TD Waterhouse.
TD Banknorth continues to face a tough banking environment. Bharat Masrani and his team are working hard to improve organic growth and reduce TD Banknorth’s operating expenses in the 5% to 8% range. As Bharat has said, his initiatives will likely result in a restructuring charge, but it is still too early in the process of TD Banknorth considering its options to have a view on its order of magnitude. On the subject of privatization, the process continues as expected. We hope soon to be setting the date for the shareholders meeting. If the vote is successful, we would expect to close before the end of April as previously announced.
To sum up, we had a terrific first quarter, launching us into a year where we have every reason to believe we’ll continue to be very successful. A year to go, this extremely strong first quarter will be hard act to follow. Looking forward, there are a number of moving parts to bear in mind. First, as you know, there are fewer days in the second quarter. And clearly with our focus on TD — on retail banking, TD will be impacted likely more than others by that fact. Second, past experience tells us that the wholesale bank results typically dip in the second half of the year. And we expect that the corporate segment should return to our stated range of a loss of $20 to $40 million per quarter. In addition, we remain of the view that the economy is going slow, and with it our revenues. So as I said, we’re managing the business today to prepare for that eventuality later in the year. Finally, however, it is obvious we continue to have very strong momentum in our Canadian retail businesses. We also expect TD Ameritrade to have a strong fourth quarter as a result of the economies of conversion, and provided that the TD Banknorth shareholders vote for privatization, we will have additional Banknorth earnings. All in all I believe our first quarter results are consistent with our view that we continue to be positioned to out perform this year. With EPS growth expected to well exceed our 7% to 10% range. With that, I will turn things over to Colleen.

Colleen Johnston — Toronto—Dominion Bank — CFO
Slide 4
Thanks, Ed. Let me take you through the first quarter. Please turn to slide four. Let’s start with the highlights. We had a great quarter. Total bank adjusted net income was just over a billion dollars, up 21% from last year. The first time adjusted earnings have exceeded the $1 billion mark. This translated to adjusted earnings per share of $1.38, up 20% from last year. Our reported earnings of $1.26 were down from $3.20 last year. Our reported results in Q1 of ‘06 included $2.32 per share or $1.067 billion from the dilution gain on the Ameritrade transaction.
We had another great performance from our Canadian retail businesses. $666 million for the quarter up 15% year over year. Net income from the U.S. retail businesses, TD Banknorth and TD Ameritrade, was $128 million, up 31% from last year on an adjusted basis. Our wholesale net income of $197 was flat with a very strong first quarter last year but up strongly from the fourth quarter of 2006. The corporate segment posted a gain of $18 million on an adjusted basis versus a loss of $43 million last year. The increase over last year is attributable to higher income from securitization activities and favorable tax and other items. We expect the corporate segment to return to our stated range of minus $20 to minus $40 million per quarter going forward. Our capital ratios remain strong post-close of interchange in the U.S. with our tier 1 ratio at 11.9% and the tangible common equity ratio at 9%. We increased our dividend by $0.05 it is or 10% from the current level to $0.53 payable in Q2 of ‘07.
Slide 5
On page five we see reported net income with $921 million or $1.26 per share, and adjusted net income was a $1.9 billion, or $1.38 per share. We have two items of note this quarter. First, amortization of intangibles was $83 million this quarter or $0.11 per share, and second, changes in fair value of credit default swap hedging the corporate loan book which was previously called ACG-13. This amounted to a loss of $5 million or $0.01 per share in the quarter. As part of our adoption of the new financial instruments standards, ACG-13 and has been replaced. The implementation of the new standards had little effect on our results as we were able to adapt our system and processes ahead of the change.
There were two impacts on our capital. One, our total RWA moved higher by $500 million and two, we saw an addition to our tier 2 capital. Both changes relate to balance sheet recognition of mark-to-market gains in our marketable securities portfolio. On transition, our retained earnings increased by $80 million. The new standard has resulted in changes to our balance sheet and a new statement of other comprehensive income. The impact on our P&L is outlined in note 13 of the report to shareholders, less than $1 million impact for the quarter. There is a fair amount of new detail involved in the new standards, and I would be happy to discuss these items in more detail with you ideally outside of this call.

Slide 6 & 7
Let’s take a look at our segments starting with Canadian retail. Turn to page seven, to better compare TD with the disclosure of our peers we include a basic P&L for a Canadian business which contains both Canadian P and C and Canadian Wealth results. We’re very pleased with our 15% year-over-year increase in this business. The total contribution from Canadian retail represented 67% of total bank adjusted earnings.
Slide 8
Turning to page eight, we show results for the Canadian personal and commercial bank, TD Canada trust. Net income of $544 million, a new record, was up 14% from last year and 9% from Q4.
Slide 9
On page nine we show our revenues for TDCT. We achieved record revenues of over $2 billion, up 11% from last year. The increase was broad-based as virtually all operating business lines posted higher revenues. Strong volume growth coupled with an increase in margins and the addition of VFC led to an increase in net interest revenue. In terms of volume growth, real estate secured lending was up 11%. Visa card holder was up 23%. Small business deposits were up 8%, and commercial loans and deposits were up 10%. Fee revenues were up for core banking, business banking and Visa due to higher volume and the impact of fee initiatives. Insurance revenues were up as well, driven by our TD Life business.
Slide 10
On page 10 we show our net interest margin for the quarter at 303, up 2 basis points from last year but down 4 basis points versus last quarter to a level we had indicated in the fourth quarter. The increase from the prior year was attributable to higher margins on loans and the inclusion of VFC. Versus last quarter and going forward, the moves will tend to be driven by changes in product mix. We expect the margin to decline slightly from the 303 level for the remainder of the year.
Slide 11
Turning to page 11, provision for credit losses increased $39 million from last year to $138 million and $6 million from last quarter.[sic — see press release] Our personal banking provisions increased $34 million year-over-year, primarily due to the inclusion of VFC and higher credit card volume and write offs. We uncovered some operational challenges during the ramp-up of our new Visa platform, resulting in higher than expected PCL’s for Visa this quarter. Business banking PCL’s remained as historically low levels at $10 million for the quarter. The increase year-over-year was due to lower net reversals and recoveries. Quarter over quarter growth of PCL’s will slow over the rest of the year. On a dollar basis provision for credit losses and personal banking are expected to increase moderately.
Slide 12
Please turn to page 12, expenses of a $1.059 billion were up 8% over last year but down quarter over quarter. Our efficiency ratio improved 210 basis points to 52.7%, a new record. Our very strong top line growth, coupled with disciplined expense growth resulted in the efficiency gains you see here. Our year-over-year expense growth was due largely to volume growth and reinvestment in business initiatives. As we noted last quarter, we are committed to maintaining positive operating leverage. We are pleased with our progress in slowing down the expense growth rate from the high experienced in the second half of 2006. Year-over-year we maintained a 3% gap between revenue growth and expense growth. Going forward, we will continue to manage our expenses in line with moderated revenue growth. A moderation we expect to see in the second half of this year.
Slide 13
Page 13, market share. We had a strong improvement on personal lending share versus last quarter while personal deposit share was down 9 basis points almost all in the term deposit category. Market share data on business loans remains the same as in the Q4 2006 presentation. Small business lending share rose an impressive 80 basis points versus last year.
Slide 14
Let’s turn to Canadian Wealth Management on page 14, which excludes TD Ameritrade and TD Waterhouse USA. This business generated net income of $122 million, up 16% from last year, another very strong quarter.

Slide 15
Page 15. Total revenues of $551 million were up 12% from last year. Increases were broad-based as the advice channel, discount brokerage and mutual funds all posted higher results. Mutual fund revenues increased driven by 16% growth in assets under management. The business continues to gain market share and holds a number four market position industry wide in assets under management. Revenue from advice channels was up on strong asset growth as well as an increase in client-facing advisors. Our goal in 2007 is to increase client-facing advisors by 130, and we have added 20 so far this year. Discount brokerage revenue was also up. The success of our new Active Trader platform has contributed to a significant increase in volume, new clients, and new assets, offsetting a continuing decline in the price per transaction. Our position as the market leader, the premier service provider, and low cost producer bodes well for our continuing success. Expenses of $364 million increased 10% from last year which was due to volume growth and due to investments to support future growth, including growth in the sales force. Canadian Wealth second quarter is traditionally strong on a seasonal basis. However, this year we expect our Q2 year-over-year growth to be muted by the Active Trader repricing which has taken effect.
Slide 16
On page 16 we provide a breakdown of the TD Mutual Fund business as a percentage of both the bank and is the larger industry group. Market share for mutual funds continues to improve with a 4 basis point increase in long-term fund bank shares this quarter. Year-to-date TD Asset Management is second overall in long-term fund net sales at $1.2 billion.
Slide 17 & 18
Page 18 shows our U.S. retail business, which consists of TD Banknorth and TD Ameritrade. Net income was up 31% from last year on an adjusted basis. We pre-announced both numbers in January following the release of their respective results.
Slide 19
Page 19. Our U.S. personal and commercial banking net income was $64 million compared to $65 last year on an adjusted basis and $63 last quarter.
Slide 20
Page 20 shows some operating highlights from TD Banknorth’s latest quarter. Last month TD Banknorth reported adjusted earnings for their third quarter of US$118 million up from US$108 million in the prior year. The earnings addition of Hudson United was partially offset by lower earnings in the rest of TD Banknorth. TD Banknorth’s adjusted operating earnings exclude restructuring charges, but those charges are included in our earnings. In the most recent quarter the after-tax impact of restructuring charges was US$10 million compared with US$3 million in the same quarter a year ago. Banking in the northeastern United States remains challenging due to the rate environment and intense competition for volumes. We have included a few of TD Banknorth’s operating highlights from their latest quarter. The slower U.S. economy has affected the commercial and residential parts of the lending market in particular. As a consequence, TD Banknorth expects to see further growth in impaired loans. TD Banknorth continues to carefully monitor their lending portfolios.
Slide 21
Please turn to page 21. TD Ameritrade reported first-quarter earnings of US$146 million. TD’s investment in TD Ameritrade generated $64 million of net income for the quarter, up 21% from last quarter due to record earnings at TD Ameritrade, an increase of TD’s average direct ownership and reported investment and a weaker Canadian dollar. The contribution is almost double TD Waterhouse USA’s contribution of $33 million in the first quarter of last year. TD’s average direct ownership and reported investment in TD Ameritrade increased 370 basis points quarter over quarter to 43.2% and as of December 31 was up to 44.6%.
Slide 22 & 23
Let’s now turn our focus to our wholesale business on page 22. Wholesale generated net income of $197 million up 35% from last quarter on an adjusted basis. This is a strong start for the year for this business in what is traditionally a strong quarter.

Slide 24
Let’s look at details on page 24. Wholesale revenue of $635 million was down $26 million or 4% from last year. The current quarter was supported by higher syndication and lending revenues and strong equity derivatives revenue while overall trading related revenue was down $46 million from last year due to lower revenue from credit and interest rate products and equity options. Provision for credit losses of $23 million was down from last year and reflects a single corporate lending exposure in addition to the cost of credit protection. Expenses of $332 million were down 4% from last year on an adjusted basis, due mainly to lower variable compensation. We continue to focus on our goals of being a top three dealer in Canada.
In conclusion, we are very pleased. This was a terrific quarter and a great start to the year. The quarter was marked by very strong growth in our Canadian P&C business and in our Wealth Management business including TD Ameritrade. The wholesale bank posted robust results. TD Banknorth’s contribution was steady in a tough operating environment. And we’ve increased our dividend by $0.05 which indicates our confidence in the strength and sustainability of our earnings. So, with that, I will open the floor to questions.
QUESTION AND ANSWER

Ed Clark — Toronto-Dominion Bank — CEO
Michael?

Michael Goldberg — Desjardins — Analyst
Thank you. Ed, could you give us some of the thinking that went into the $0.05 dividend increase?

Ed Clark — Toronto-Dominion Bank — CEO
Yes. It is the same thinking that went into all the other dividend increases, so you know we have a philosophical view that the way to increase dividends is to increase your earnings and that you try to set your dividend rate off what you see as a sustainable earnings that you have, and that we’re trying to target for a 40% payout ratio, and so if we, we increase sustainable earnings and keep that payout ratio then we ought to have increases in dividends, and if we outperform in the growth of our sustainable earnings we’ll outgrow our contribution in terms of dividends. Ian?

Unidentified Participant Analyst
Tim, the great numbers out of the domestic bank. The — one of the things that does seem to be tracking higher is the loan losses, and Colleen mentioned there was some specific things on Visa. Can you talk to those?

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
Sure. Last quarter we mentioned with all the initiatives we were doing one of the major conversions was to a new back office platform. So we want from three operating platforms with Visa to one, being — the outsource provider being TSYS. The great news is that the conversion was pretty much seamless from a customer point of view. But what it caused was a few operational glitches in things like account management and our recovery areas. So part of what you see in terms of the gross was not just the strong growth in our lending business overall, the market share, but also was the spill over effect of that transition. So we’re working through the operational issues now, and we actually expect they will be starting to come down probably be in effect to some degree in this quarter as well, but that’s going to be a counter force to a PCL rate that we, or PCL increase we get as we grow our lending business, so there is sort of two forces that play in this number.

Unidentified Participant Analyst
When you look at your personal loans, about $110 billion of personal loans, that’s still on the books, how much of that is real estate secured?

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
We’ve got about 85% of our portfolio being secured. It is the highest percentage I think of the banks. So one of the ways to think about that is relative to the rate, because what’s happened obviously with PCL’s is that we moved into a higher growth phase from where we’ve been the last few years I think it is important to look at rates. So go back a couple years. Our overall PCL rate was a little north of 30 basis points. In 2006 that number was even lower, 27 basis points, and that’s because we hadn’t grown for quite a while, and our growth — mentor, our portfolio had actually matured. As we started to step up our growth rate and to skew towards higher-margin products that also have higher PCL rates, notably Visa, then our basis points start to go back up again. We don’t expect it to go much north of the normalized rate in the 2005 time frame. But it does seem like a step up over 2006.

Unidentified Participant Analyst
Because when I think of the real estate secured, I mean is it safe to say that zero loan loss on —

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
Very small.

Unidentified Participant Analyst
So if of $110 billion, $85 is real estate secured, you got $25 billion dollars book that’s at risk. I mean $128 million of loan losses is a huge loss rate, you know. It is 150 basis points plus. All I am doing is taking out the 85 that’s relative to go to zero.

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
Yes. And so, depending on the portfolio that you talk about credit cards, for example, you should be seeing a number north of that, 300 basis points let’s say is a Canadian industry average. That’s quite low compared to the U.S. for example. So it all depends on your mix of business. And as we grow our higher margin but higher loss rate business, as long as we’re profitable on the face of the cohort that we’re booking, we’re quite happy to actually have an absolute level of PCL rate. Because you have to remember, you know, it obviously drives our revenue growth rate as well.

Ed Clark — Toronto-Dominion Bank — CEO
Can we go to the phones?

Operator
Your next question is from Brad Smith from Blackmont Capital. Please go ahead.

Brad Smith — Blackmont Capital — Analyst
Thank you very much. I had a couple of quick questions. The — Just with respect to the TEB adjustment this quarter, it is up, well, it’s almost double last year’s quarterly rate. And I was just wondering if there was something specific that led to that? Was that client driven or did tax advantaged or preferred dividend or dividend stream investments become a lot more attractive during the quarter relative to bond interest products?

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
Bob, do you want to comment on that?

Bob Dorrance — Toronto-Dominion Bank — Chairman and CEO of TD Securities
Sure. I think we will just say overall that there were a number of factors that came to play in the quarter that were positive in that element of trading revenue. You know, I’d look at it overall, Brad, and say that the components of the trading revenue are quite volatile as you can see in the chart, and I would expect that that will continue. I think that the trading revenue itself, you know, in the $1 billion to a $1.2 billion feeling relatively confident. The make up thereof much harder forecast and also much harder to be granular about.

Brad Smith — Blackmont Capital — Analyst
And, Bob, while I’ve got you there, I think this might be your area. The off-shore profitability seems to have shifted in the quarter as well as based on the shift in the effective tax rate note, and I was just wondering is that coming out of your group, Bob?

Bob Dorrance — Toronto-Dominion Bank — Chairman and CEO of TD Securities
Why don’t I have Colleen answer that.

Colleen Johnston — Toronto-Dominion Bank — CFO
Yes, Brad, that does tend to be a mix issue within TD securities depending on the booking point. So you will see that in your geographic distribution of income as well. So that was a little bit higher this quarter.

Brad Smith — Blackmont Capital — Analyst
Okay. Great. And then, Ed, I think you mentioned the corporate run rate $20 to $40 million loss. Should we be considering that with reference to the $18 million profit in the first quarter or is that something — is that a looking-forward sort of guidance that you’re giving us? In other words, should we be adjusting for the profit in the first quarter?

Ed Clark — Toronto-Dominion Bank — CEO
I would be the last person in the world to tell you what you should or shouldn’t be adjusting for, but I think we’re saying I will give you two data points. I think looking forward we’re saying the X or amount of money we earned at the center in the first quarter is all sort of ordinary income, but it is not ordinary income that we can control the timing of, and as it happened more of it came this quarter than it would have some other — it would have come some point during the year, it just happened to come into this quarter. And so we’re saying when you look forward, look to the $20 to $40 million, but I think if you go back to my answer to Michael’s question, if you look at the dividend rate that we’re paying and look at, you know, the kind of numbers we’re saying is the running rate for the, I think you can come to a view of what we think the area of sustainable earnings are.

Brad Smith — Blackmont Capital — Analyst
Terrific. Thanks so much.

Operator
Your next question comes from Andre Hardy from Merrill Lynch. Please go ahead with your question.

Andre Hardy — Merrill Lynch — Analyst
Thank you. Both questions are probably for Tim Hockey, and can you tell us how much these ATNC that could theoretically be at risk represent, as a percent of TD Canada Trust revenue? And also talk about expense growth, and are you still confident that that number will come down in upcoming quarters?

Bob Dorrance — Toronto—Dominion Bank — Chairman and CEO of TD Securities
I said here I think I’ll take the ABM/ATN question. I think from our point of view this is obviously an area where there’s going to be lots of discussion and debate over the, the next few weeks, or next few months and it is probably not a sensible thing in an investor forum to get into speculation about what the ATM fees are or aren’t going to be or how much they’re worth to us, so we prefer not to answer that question. But I will let you talk about expenses because I am always interested to hear what the answer to that question is.

Tim Hockey — Toronto—Dominion Bank — Co-Chairman of TD Canada Trust
Well, on the expense front I think again in the fourth quarter we told you that as we saw our revenue growth curtail then we would make sure our expense growth also curtailed, because our paradigm has been consistent to have about a 3-point gap. That 3 point gap was a little narrower last quarter, and it’s, it was a little thicker this particular quarter, but our, we’re right on target in that as our revenue growth dropped a little bit from last quarter, it dropped a little bit this quarter, and so therefore we brought our expenses down. We’re actually quite confident, as Ed and Colleen said we have focus on initiatives to make sure that we continue to grow our expenses less than our revenue growth rate.

Andre Hardy — Merrill Lynch — Analyst
Is that something you track quarterly or yearly?

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
Quarterly.

Andre Hardy — Merrill Lynch — Analyst
Okay. Thank you.

Operator
Your next question comes from Mario Mendonca from Genuity Capital Markets. Please go ahead with your question.

Mario Mendonca — Genuity Capital Markets — Analyst
Good afternoon. You made several references both in answers to questions and your opening comments about declining revenue growth in the second half. What specifically are you seeing, are you projecting, that would drive revenues down. Given that loan growth remained pretty solid, you’re not necessarily — we’re not seeing material [inaudible] compression. What specifically makes you a little bearish in that respect?

Ed Clark — Toronto-Dominion Bank — CEO
It is Ed here. You know, and I, to be honest, you know, you worry that you cry wolf and we tend to cry wolf probably more than other people, and so there is a risk we’re being too conservative here. I guess in terms, though, of running an institution from our point of view, I would rather get this wrong it and turns out the economy keeps on rolling as stronger than to get it wrong that I bet on it keeping on rolling stronger and turned out that it didn’t. And so I think what we’re saying is, you know, you look at the U.S. economy, you look at the role and effects on Canada particularly, you know, in Ontario and Quebec, but we’re heavily concentrated in Ontario, and you say — and you look at, you know, it is not as if TDC has had one good quarter. TDC has been — TDCT has had year after year of pretty spectacular performance here, and with very, very strong revenue growth, and I think what we’re saying internally and that’s all really what we’re saying externally is what I’m saying internally is, you know, start to prepare that you’re not going to be able to continue to have 11% revenue growth forever. And since we live in a strict paradigm that expenses have to grow less than revenue, then start to, you know, gently touch the brake to say how do you get the expense growth to slow down without, and I think we equally emphasize this, without stopping the investments in building new branches and is adding client facing people and billing out the infrastructure you need to out perform, and so that’s really what we’re seeing. But it could be, I mean, I have to admit to being amazed how strong the economy stays with all of the body blows that it’s taken, so I could be wrong, but I prefer to be wrong on that way than wrong in the other way.

Mario Mendonca — Genuity Capital Markets — Analyst
So if it is the economy and you referred to that now as well, the economy you must be talking about things like loan growth, then, presumably? That would be one area where — or is there more?

Ed Clark — Toronto-Dominion Bank — CEO
Tim is going to help me out here. He doesn’t think I answered it right, so he’s going to help me out here.

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
There is one additional item which is, when we talk about revenue growth rate, we’ve had the benefit that we closed our VFC purchase in the third quarter of last year, so as a result and in the third quarter of this year, for example, our absolute margin will be less. We won’t get the benefit of the VFC bump year-over-year. That will just have worked its way through the system. So that will actually drive our revenue percentage growth rate down just mathematically.

Mario Mendonca — Genuity Capital Markets — Analyst
Mike, appreciate it. So VFC is part of this story of declining revenue growth. Now, assuming let’s take like a positive perspective here. If you’re touching the brake on expense growth, and revenue growth sort of continues unabated, does just that fall to the bottom line or does TD have enough of a gauge on things that you can crank up the expense growth again for future initiatives?

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
We like to think that we have a scalpel on this. I would say it might be an axe. And so what that means is that as you see revenue growth continue to be strong, we would like to see out as far as we possibly can, but the collective decision we make is that the revenue continues to be strong, we’ll try to continue to up our spend on initiatives that grow out what customers care about, and so we’ll try to keep as consistently aligned with that 3% operational leverage paradigm that we’ve talked about for years now.

Mario Mendonca — Genuity Capital Markets — Analyst
And on the Banknorth we see that you’re obviously giving us some idea here that a restructuring charge is coming. We see the number of employees was down from 8, 9, ‘07 to 8,672? Now, you’ve also referred 5% to 8% reduction in operating costs. Could you just talk about when that plays out and what base are you using when you refer to 5% to 8% reduction? What NIE base are you talking about?

Ed Clark — Toronto-Dominion Bank — CEO
I think we’re taking — you can take the running base with all in probably I’d exclude interchange. But if you take the running base in the last few quarters, Banknorth is just — I think that’s what last year I think that’s what I would take as my running base. I think these things don’t all as you know they don’t come all in a single day, so we’ll be rolling this out, and I think there it’s emphasized that unfortunately this is not all just additive to the results, but they have to do a number of these things in order to deliver the business plan which is flattish earnings, and so I don’t think you’re going to see a spectacular turnaround in Banknorth’s earnings here in the short run.
And I think as we’re also signaling to you, we are concerned by the rise in the NPA’s, and so I think that represents another negative on the Banknorth performance. On the other hand, I would be remiss if I didn’t say that in terms of our mood as to, you know, is this going to turn out to be a good bet or a bad bet, our mood is extremely positive and Bharat’s mood is extremely positive. I think that he’s been touring the organization and trying to meet as many of the employees, and he has literally met thousands of the employees now. I think they’re enthusiastically embracing the things that have to get done to make Banknorth a better competitor, and for us to earn a better return on our investment in it. And to deal not only with the short-term issues that you’re facing in banking but how you have to position the institution to be a high performing institution. And he continues to be impressed by the actual core operational skills that can be mobilized to that end. So I would say in terms of how we’re feeling, we’re feeling like it does look like a tough short-term environment, and we’re feeling — but on the other hand we’re feeling quite up, that this, despite everyone’s worried about this investment, we’re going to turn out this will have been the right move and a good investment and will be a performing asset.

Mario Mendonca — Genuity Capital Markets — Analyst
And just to make sure I don’t mischaracterize you, you say the 5% to 8% reduction operating costs, that’s mostly just to sort of stand still, keep things where they are now in terms of earnings?

Ed Clark — Toronto-Dominion Bank — CEO
I would hope that some of it would be additive, but I wouldn’t — your assumption is probably a better assumption than the opposite, and so I think that start with there and hope that we don’t — that we actually get some of it additive. But I think just a lot of this has to be done in order to deal with the environment that we’re facing.

Mario Mendonca — Genuity Capital Markets — Analyst
Thanks very much.

Operator
Your next question comes from Shannon Cowherd from Citigroup. Please go ahead with your question.

Shannon Cowherd — Citigroup — Analyst
Hi. Understanding that you’re on hold with acquisitions in the U.S., what indicators should we look for to know when the bank might be interested again? And then I have a quick little follow-up for Colleen. I know you said that you would explain more in detail about the ACG 13, the accounting change. But just quickly, the change in fair value for CDS that you reported as an adjustment for this quarter, should I expect that that sort of a change would not happen go forward? Meaning there were only two adjustments this quarter, the amortization of intangibles and the effectively ACG 13 go forward we should just only see the change for the amortization of intangibles?

Colleen Johnston — Toronto-Dominion Bank — CFO
No. So you can expect that item. So the ACG 13 adjustment has now been re-characterized with new language because ACG 13 doesn’t really exist any more. Because it’s really been replaced by the new financial instrument standards. So we looked then at items of note to say, should this be a continuing item or not, and concluded a couple of things. We continue to feel that we would like to — in some respects highlight a strategy which is somewhat different for us in terms of managing the risk in our corporate lending portfolio, and protecting some of those exposures, and as well there is really an asymmetry in term of the fact that the corporate loans are on an accrual basis versus the mark-to-market on the credit protection. So that will continue to be an item of note going forward. We have just renamed it in effect.

Shannon Cowherd — Citigroup — Analyst
Okay. And the acquisition piece?

Ed Clark — Toronto-Dominion Bank — CEO
On the acquisition front, you know, I think what we’re seeing is our preference is for 2007 to be a year where we work through how to improve this business model, that we do believe that the flat yield curve in the United States has had more implications than just that you have a flat yield curve or you don’t have a carry trade, because frankly for us that’s not a big deal. We’ve always had a flat yield curve as far as we’re concerned, because we don’t play the carry trade. But the flat yield curve has changed the business mix and had implications for where customers now want to move their money and the kind of product set that you have to have in order to capture your share of the wallet and make money in that environment, and so I think there is things that have to be done to widen out the product set in Banknorth, and as I’ve said on other occasions, I think there is lots of things getting done to improve the sales and service environment, to get better measurement tools, to optimize the brand system. There is a number of things we think we can do to make this a better performing asset. And in general it is hard to do those things and do acquisitions at the same time, and that there is real competition for the psychic energy space in an organization trying to do the two simultaneously, so our preference is, has been, to have a pause.
The good news has been what has been bad news is that the asking price for assets in the United States that we’re interested in hasn’t adjusted to what we think is the underlying earnings potential of those assets, and so we’re uninterested in those assets at the price that people want to achieve for those assets. I have always said that, you know, that the strategic dilemma we would face is someone came along and said I will actually offer to you a price that does make business sense to you. Then, and we would genuinely be on dilemma as to do you pass on a target that would be interesting to you just because you don’t want to interrupt the changes — the operational changes you’re trying to make in TD Banknorth. As I say thankfully, that turns out not to be a dilemma that I have been faced with, and I suspect for a while given the prices that we see in the odd transactions that are done across the United States, is that sellers remain convinced that, there, someone will come along and pay these prices. And so as long as that’s the case, then I don’t think we’re interested. But we remain actively — we actively talk to all the target institutions that would fit into our space. We’re in constant dialog with them. So we’re in the game in the tension of being involved in it. It is just I don’t think for the moment we see in this year much of an opportunity.

Shannon Cowherd — Citigroup — Analyst
Thank you.

Operator
Your next question comes from Jim Bantis from Credit Suisse. Please go ahead with your question.

Jim Bantis — Credit Suisse — Analyst
Thank you. You’ve been suggesting that the insurance revenue would plateau because of obviously the operations has grown to a sizable market share, but this quarter there was a significant pickup quarter over quarter, and I wondered if maybe Bernie can chat about some of the reasons for that, whether it is product related or volumes related, and also I wanted to just flesh out a little bit about the 100 and some odd, 130 brokers or UIA’s that looking to add in 2007? Just within the past couple weeks a independent broker that had reasonable sized distribution was sold, and I am just wondering if there is still any opportunities for acquisitions of distribution? I do recognize that whether these independents actually want to be sold to a bank is a different issue, but is there any opportunities to pick up brokers on the acquisition side as well? Sorry, I’ll let you know, I am not hearing a thing to be honest.

Operator
Ladies and gentlemen, please stand by.

Ed Clark — Toronto-Dominion Bank — CEO
That’s a good way to get rid of a tough question.

Jim Bantis — Credit Suisse — Analyst
I didn’t think it was that tough. [crosstalk]

Bernie Dorval — Toronto-Dominion Bank — Co-Chair of TD Canada Trust
Can you hear me now?

Jim Bantis — Credit Suisse — Analyst
I think we all can.

Bernie Dorval — Toronto-Dominion Bank — Co-Chair of TD Canada Trust
Okay. So as I was saying, there is a little bit of noise in that, in the number for entrance revenue, I guess you’re referring to line 10, page 11 of the supplemental exhibit. Noise is coming from $9 million of reserve discounting gain that parallels the fair value accounting option loss that is in the other income, and that’s just a result of the change, similar change that what Colleen was referring to that I would be happy to take you through outside of this meeting. That being said, the entrance revenue grew quite robustly over both last year, about 10% and 14% over the last quarter. As I’ve told you before, although we’re seeing and we’ve been predicting and we’re seeing our P&C our home and auto insurance revenue growth slow down. We’re now getting the benefits of our investments on the life insurance and reinsurance side of the business who has been having some very good results this quarter. A little bit of seasonal fluctuation in that, both in terms of the last quarter was a little bit lower and this quarter is a little bit high, but other than that, still quite robust revenue growth from the insurance business. Now primarily driven from our life insurance and reinsurance business. Was your second question [crosstalk]

Bill Hatanaka — Toronto-Dominion Bank — Chariman and CEO of TD Waterhouse
Jim, it is Bill speaking. Can you hear me okay?

Jim Bantis — Credit Suisse — Analyst
I certainly can.

Bill Hatanaka — Toronto-Dominion Bank — Chariman and CEO of TD Waterhouse
Okay. Just to clarify our goal of adding 130 net new client facing advisors breaks down into 65 net new financial planners and another 65 net new investment advisors, so that’s been our goal over the last three years. We’ve been successful in achieving that goal over the last couple of years, and I think we’ll be successful again this year, so that’s — our goal is split between the two client facing advisory groups.
With regard to acquisitions, I would say it is probably not appropriate for me it comment on someone else’s M&A activity, but what I can say is that we’re very much committed to our organic growth strategy within TD Waterhouse. We think that there continue to be excellent opportunities to grow our client-facing advisory groups through basically hiring of high quality men and women who are successful in other fields, and training them as new advisors and new planners and also pulling in our fair share of high quality competitive recruits from other organizations. So at this particular time we’re very committed to organic growth strategy. I wouldn’t comment on opportunities going forward, but in any of our businesses I think our platform is in good shape right now and any time we see an opportunity that would be on strategy, shareholder friendly, and wouldn’t disrupt our operating methodology, I think we would be willing to have a look.

Jim Bantis — Credit Suisse — Analyst

Got it. Thank you both.

Operator
Your next question comes from Brad Smith from Blackmont Capital. Please go ahead with your question.

Brad Smith — Blackmont Capital — Analyst
Yes, thanks very much. Ed, I just wanted to follow up. You were talking about the U.S. carry trade and just reiterating the fact that your organization doesn’t follow that. I am just curious, you know, with the flat yield curve in the U.S., I guess competitively you’re on a similar plain with the carry trade participants down there. When the curve starts to resume its upward slope, does that not put your organization at a competitive disadvantage if that upward slope is used to fuel competition on both the deposit and the lending side? And how do you plan to deal with that?

Ed Clark — Toronto-Dominion Bank — CEO
Well, I will probably deal with it when I get there as opposed to before I get there. But I would say within Canada I am not sure that all the Canadian banks historically have hedged to the same extent for us, and I wouldn’t say when you look at our results over the last three or four years, when two or three years ago you certainly had very good conditions for that trade. I think we did all right. I have a — I guess we have a philosophical view that says it is very important that your operational people really understand whether they’re making money in the real senses, and that we force them to look at economic profit adjusted for all the costs, including the capital costs and the capital costs reflects the risk costs, and we think one of the reasons why we get this repetitive good performance is that we don’t let operators ride on things like the carry trade. They have got to make real money for the shareholders, and so if I want to play interest rate games, I have got a securities dealer that knows a lot more about interest rates trading strategies than what I will do in my retail business and I like to keep those two things well separated and I think you get better long-term results from that.

Brad Smith — Blackmont Capital — Analyst
I guess from your comments by extension you believe you can carry that same philosophy through the U.S. expansion?

Ed Clark — Toronto-Dominion Bank — CEO
You know, as you can tell in my answer, I — that would be my going-in position, but I am a person that is terrified of ideologues, and find that in the end I am just a business person. And so if it turns out that’s not true, and if there is some implication for the kind of product set that you have, as I said earlier, I think one of our learning’s is clearly the product set you need to have in a flat yield curve turns out to be different than in a steep yield curve, and it could turn out that I am wrong on that, but you know, and if it is I will probably then adjust, but for the moment that would be my going-in proposition, yes.

Brad Smith — Blackmont Capital — Analyst
Okay. Thanks. That’s very helpful.

Ed Clark — Toronto-Dominion Bank — CEO
To the floor again, Michael, and then Ian?

Michael Goldberg — Desjardins — Analyst
Okay. Thanks. I want to make sure I am interpreting something correctly. You started the quarter with 618 offices in the United States. Added 30 with Interchange and ended at 613. Did you actually close 35 offices in the U.S. during the quarter? Are there more offices to close?

Ed Clark — Toronto-Dominion Bank — CEO
Why don’t we come back to it. Because I don’t know where that also picks — it doesn’t pick up any of the Ameritrade offices, I guess.

Colleen Johnston — Toronto-Dominion Bank — CFO
So, we really don’t make all the adjustments for interchange at this point. We are still reflecting most things on the, on the one-month lag. But we certainly have adjusted for the balances as of January 31 in our balance sheet as well as in our —

Michael Goldberg — Desjardins — Analyst
The 16 doesn’t include anything.

Colleen Johnston — Toronto-Dominion Bank — CFO
Correct.

Michael Goldberg — Desjardins — Analyst
Even though there hasn’t, you know, you are not showing any numbers including Interchange, can you comment on how the early stage the integration has actually gone with Interchange and the market response to, you know, to Interchange becoming a Banknorth?

Ed Clark — Toronto-Dominion Bank — CEO
All, Interchange went extremely smoothly. So, this is a definitely a skill set that Banknorth has is how to pull these off, and so the conversion went very, very well and had no customer disruption, and we instantly got, are now in a position to get the economies out of there that we originally forecasted, so it continues and obviously it’s made a significant difference in our present in Bergen County. I can’t tell you that’s already translated into anything that would be, you know, that would be to hope too much, but it is definitely we’re quite pleased with the acquisition. Ian?

Ian DeVerteuil — BMO Nesbitt — Analyst
Follow-on from Michael’s earlier question on the dividend increase. I think you perceive your dividend as driven by the earnings, so as earnings grow you [inaudible] in line with that. The buyback has been something you did a fair big chunk of it in Q4, did none this quarter. Can you talk to me about the buyback? Do you see buyback as one-time going into adjust tier 1 that may be too high, or is it really sort of a process of normally buying back a certain number of shares?

Ed Clark — Toronto-Dominion Bank — CEO
Yes. We indicated that we’ve asked filed for five million share buyback this year. I thought we indicated publicly when we announced the TD Banknorth privatization that while our original thinking might have been to do that immediately, the prudent thing is to get that behind us, and to watch the growth and risk rated assets and see that in the latter half of year rather than the former half of the year. I understand from a pure economic point of view I like to get the thing done as fast as I can, buy the shares cheap, but I think the prudent capital management thing is to, as we rebuild up our capital base to then proceed with that, and that number is basically targeted, you know, as a guesstimate on our part of what the option exercise dilution is, plus even though we turned our drip to zero, there is still a little that comes through as people do reinvest, and so we try to offset that to prevent growth in the diluted share basis.

Unidentified Participant Analyst
Thank you. It is a question for Ed. Usually when you highlight something to us, you typically as a concern, it usually really is a concern. I am just trying to gauge or maybe understand the possible impact of the rising NPA’s at Banknorth. There is a lot of concern in the U.S. that the roll over of the consumer subprime credits, can you give us an idea of the possible impact here for Banknorth?

Ed Clark — Toronto-Dominion Bank — CEO
I think Banknorth isn’t in any direct sense impacted by the subprime business because it is not a business they’re in. As you know they moved out a number of years ago, and so we’re not into the residential mortgage business. The residential mortgage business per se they’re laying it off onto people taking the principal risk. The core risk that remains in Banknorth is that particularly in Hudson United, less and really not at all in Banknorth but in Hudson United there was construction lending and so I think that’s if there is an area of concern, it is the roll-on effect of the subprime lending reducing housing prices, creating greater housing inventory, the roll-on effect in to those doing construction lending.
I think the feeling within Banknorth is that all the people that we’ve lent money to that were quite secure and were like our positions, I think Barry and I and Mark Chauvin would probably all say unfortunately we’re too old. We’ve lived through these downturns before. At the end of the day when you start to have them even though you think you’re, when you make the loan you’re in really, really great shape, you end up somehow taking some pain in this. I think this is an area that we’re on top of, but we don’t see it as a looming crisis.
We’re just being honest with you as we always are and say, obviously NPA’s were up last quarter and we see them and we don’t believe they peaked I think is the language that Bharat’s used. And so there is that you have to recognize that that’s the risk, and there is always a risk that the knock-on effects of the subprime lending area in the U.S. turns out to be greater than people are now forecasting. I think today people are fairly benign, have a fairly benign outlook for it. Again, that could turn out to be wrong. If it is, then there will obviously be an impact on Banknorth, but not one that we’re seeing today.

Unidentified Participant Analyst
So if I may just follow up on that, I imagine that you’re also curtailing lending in this area?

Ed Clark — Toronto-Dominion Bank — CEO
Sorry?

Unidentified Participant Analyst
You’re also curtailing lending I suppose in this area, or is that not being impacted? Do you think loan growth will get severely pulled back here?

Ed Clark — Toronto-Dominion Bank — CEO
I think we’re seeing some slowdown in lending, but I don’t think it is not that us — we probably would have curtailed lending in any respect relative to the size of the construction loans lending that Hudson United has. As I say, that Banknorth wasn’t doing that, and so we would trim that type of lending in any case. I think the slowdown we definitely forecast at Banknorth today would be that loan growth wouldn’t be as robust as it has been in previous years, but I think there are other factors driving that. More importantly is the general economy, not us sitting there slamming on brakes.

Unidentified Participant Analyst
Okay. And if I may, one final follow-up for Tim. Can you give us a little more flavor of when you say you have an axe, what exactly are we looking at on the expense side should revenues markedly slow? Is this a branch possibility that you slow down the branch expansions? Can you give us just an idea what it is that you would be cutting back?

Tim Hockey — Toronto-Dominion Bank — Co-Chairman of TD Canada Trust
I would say the branch expansions would be about the last thing we would slow down. Our paradigm again is pretty simple in terms of the gap, but the subsequent follow-on decision is you slow down what your customer cares about the most last, and so that means you cut projects that might have research projects for something we might do. You start taking out non-customer-facing units. For example, one of the things we talked about last quarter was the closure of a back office. We’re constantly looking to optimize our expenses that don’t impact the customer, and so that’s the approach we take, we always have a list of project to undertake. And as we see revenue slows, we start to engage those projects that will take the expenses out. It’s just we’re too big an organization to so finely articulate it that it is exactly 3% every single quarter. We’ve just been pretty much averaging that over multiple quarters now.

Unidentified Participant Analyst
Thanks.

Ed Clark — Toronto-Dominion Bank — CEO
Michael?

Michael Goldberg — Desjardins — Analyst
You’ve been booking Banknorth’s income on a one-month lag basis. Once the privatization closes, are we going to have a period where you have a four-month quarter for Banknorth?

Colleen Johnston — Toronto-Dominion Bank — CFO
Some recent guidance, accounting guidance in the United States requires to you take in that instance where you have the catch-up to actually take that adjustment to retained earnings, not to P&L. So we’re still — we’re still looking at the alignment whether we go coterminus in what we do with TD Banknorth year end, and we’ll be able to update you later on that. But you won’t see a P&L impact. It will go to retained earnings.

Ed Clark — Toronto-Dominion Bank — CEO
So I think it looks like there are no more questions. So, thank you all for attending, and have a good rest of the day.